Aimco

CREATING VALUE

Fourth Quarter 2021

Earnings Release and Supplemental Schedules

Hamilton House - Miami, FL

Potential Future Project on the Edgewater Land Assemblage

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Table of Contents

Page
3	Earnings Release
10	Consolidated Statements of Operations
11	Consolidated Balance Sheets
12	Schedule 1 – EBITDAre and Adjusted EBITDAre
13	Schedule 2 – Aimco Leverage and Maturities
14	Schedule 3 – Aimco Portfolio
15	Schedule 4 – Aimco Capital Additions
16	Schedule 5 – Aimco Development and Redevelopment Project Summaries
17	Schedule 6 – Stabilized Operating Properties
18	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
19	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Announces Fourth Quarter Earnings

Denver, Colorado, March 1, 2022 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter results for 2021.

Wes Powell, Aimco President and Chief Executive Officer, comments: “Aimco had a successful 2021 and 2022 is off to a good start. Consumer and investor demand for multifamily housing remains remarkably strong, and Aimco is well positioned given the performance of our current class of development projects, the composition of our stabilized apartment portfolio and our growing pipeline of high-quality investment opportunities.  All the while, we remain focused on maintaining ample liquidity, pre-funding our construction activities and utilizing financial leverage prudently.  I offer my thanks to our teammates across the country for their excellent work and dedication to our mission of adding value for Aimco shareholders.”

Lynn Stanfield, Aimco Chief Financial Officer, adds: “Aimco’s balance sheet remains strong and liquid as we add opportunities to our pipeline. In the fourth quarter, we closed on a $52 million preferred equity financing to aid in funding the development of Upton Place, improving Aimco’s expected return on invested capital and affording Aimco the opportunity to allocate capital to additional investments. Our portfolio of stabilized properties produced cash flow sufficient to cover core overhead costs and finished 2021 with fourth quarter revenue growth of 9.7% and Net Operating Income (“NOI”) growth of 16.8%.  In addition, we recently repurchased shares at a substantial discount to Aimco Net Asset Value (“NAV”).”

Financial Results and Recent Highlights

•

Net loss attributable to common stockholders per share, on a dilutive basis, was $(0.01) for the quarter ended December 31, 2021, compared to net loss per share of $(0.10) for the same period in 2020, due primarily to the 2020 impairments related to certain corporate assets received in conjunction with the separation from Apartment Income REIT Corporation (“AIR Communities”).

•	Aimco Total Shareholder Return was 46.2% for the year of 2021.
•

Strong demand for Aimco’s Development and Redevelopment projects resulted in the execution of approximately 140 net new leases during the fourth quarter, with the majority secured for units that were still under construction. The new leases were signed at rental rates ahead of target, and contributed to the $4.5 million in revenue from these properties during the period, up more than 40% from the third quarter.

•

In the fourth quarter 2021, Aimco closed a $52 million preferred equity financing to fund the completion of construction activities at Upton Place and allow Aimco to allocate capital to additional value-add investments.

•	Aimco ended the fourth quarter with $395 million of liquidity, including cash and capacity on its revolving credit facility.
•	Fourth Quarter 2021 Revenue and NOI from Aimco’s Stabilized Operating Properties was up 9.7% and 16.8%, respectively, year-over-year, with occupancy of 98.7%, up 180 basis points year-over-year.
•	Full Year 2021 Revenue and NOI from Aimco’s Stabilized Operating Properties was up 4.1% and 4.1%, respectively, year-over-year, with occupancy of 97.9%, up 160 basis points year-over-year.
•	In early 2022, Aimco repurchased 202,400 shares of Aimco Class A Common Stock at a weighted average price of $6.49.

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Value Add, Opportunistic & Alternative Investments:

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and where Aimco has a comparative advantage over others in the market. Aimco’s Value Add and Opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

In the fourth quarter, Aimco had eight active development and redevelopment projects located in five different markets across the United States. These projects remain on track, as evidenced by project-level budget and schedule, lease-up metrics, and current market valuations. By the end of the fourth quarter 2021, Aimco had achieved stabilized occupancy at two of the four initial leased properties from AIR Communities. Across its eight active projects, Aimco invested approximately $215 million during 2021, and expects to invest another $330 million to complete these projects.

•

At the North Tower of Flamingo Point in Miami Beach, Florida, at year end, Aimco had completed construction on more than half of the units with the remaining units on track to be delivered in early March, on schedule. Demand for these highly tailored apartment homes has been strong. The property was 95% pre-leased as of February 25, 2022, and we now forecast to reach stabilized occupancy six months ahead of plan and at rental rates approximately 25% ahead of underwriting.

•

Prism in Cambridge, Massachusetts, and 707 Leahy in Redwood City, California, reached stabilized occupancy by year end 2021, and The Fremont on the Anschutz Medical Campus in Aurora, Colorado is expected to reach stabilized occupancy in the third quarter of 2022. Aimco plans to monetize its investment in accordance with the terms of the lease agreements with AIR Communities.

•	Construction continues on schedule and on budget at The Benson Hotel and Faculty Club in Aurora, Colorado, The Hamilton in Miami, Florida and Oak Shore in Corte Madera, California.

Alternative Investments

Aimco uses alternative investment strategies when it has special knowledge or expertise relevant to the venture and when opportunity exists for positive asymmetric outcomes. Aimco’s current investments include a mezzanine loan with an option to participate in future development and three passive equity investments.

•

In 2021, operations at Parkmerced were stressed due to reduced in-person learning at the neighboring San Francisco State University and lower demand as the region navigated the pandemic and related restrictions. Through this, the borrower on Aimco’s $338 million mezzanine loan has performed, including by advancing capital to service its first mortgage debt, and has reported that it expects to do the same in 2022.

•

In the fourth quarter, Aimco funded a capital call of $11.2 million associated with the previously announced $50 million total passive equity commitment to the life sciences developer, IQHQ, bringing our total investment to $35.8 million. In early 2022, Aimco funded the remaining balance on the commitment to IQHQ.

Investment Activity

Aimco expects to have a broad set of investment opportunities, including, but not limited to, development, redevelopment, portfolio acquisitions, programmatic joint ventures, debt placements, operational turnarounds, and re-entitlements.

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•

Subsequent to quarter end, in January, Aimco’s joint venture with The Kushner Companies closed on the previously announced acquisition of three undeveloped land parcels located in downtown Fort Lauderdale, Florida.  The total purchase price for the land is $49 million ($25 million at Aimco’s 51% share) and current zoning allows for the development of approximately three million square feet of multifamily homes and commercial space.

•

Also in January 2022, Aimco purchased a strategic land parcel for $1.7 million adding to its land assemblage in Miami’s Edgewater neighborhood where it is redeveloping its Hamilton apartment community and has the ability to construct more than 1.1 million square feet of new development in this rapidly growing submarket.

•

In February 2022, Aimco entered into a contract to acquire, for $100 million, a 9-acre development site in Fort Lauderdale.  The site is located in the rapidly growing Flagler Village neighborhood and allows for approximately three million square feet of phased, mixed-use, development.

Operating Property Results

Aimco’s operating properties produced solid results for the quarter ended December 31, 2021, showing continued improvement as our business recovers from the pandemic related impacts of 2020.

	Fourth Quarter					FULL YEAR
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2021	2020	Variance	3Q 2021	Variance	2021	2020	Variance
Average Daily Occupancy	98.7%	96.9%	1.8%	97.8%	0.9%	97.9%	96.3%	1.6%
Revenue, before utility reimbursements	$35.6	$32.5	9.7%	$34.6	3.0%	$136.2	$130.8	4.1%
Expenses, net of utility reimbursements	10.1	10.6	(5.0%)	11.2	(10.4%)	43.4	41.7	4.2%
Net operating income (NOI)	25.5	21.9	16.8%	23.3	9.5%	92.8	89.1	4.1%

*Excluded from the table above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

•

Revenue in the fourth quarter was $35.6 million, up 9.7% year-over-year, due primarily to a $115 increase in average rent per unit and a 180-basis point increase in Average Daily Occupancy, ending the year at 98.7%.

•	Expense in the fourth quarter was $10.1 million, down 5.0% year-over-year, due primarily to non-recurring adjustments in real estate taxes and insurance.
•

1001 Brickell Bay Drive, a waterfront office building in Miami, Florida, is owned as part of a larger assemblage containing substantial excess development rights. At the end of the fourth quarter, the building was 80% occupied, up 700 basis points from the end of the third quarter.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including having at all times ample liquidity. As of December 31, 2021, Aimco had access to $395 million, including $233 million of cash on hand, $11 million of restricted cash, and the capacity to borrow up to $150 million on our revolving credit facility.

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Aimco’s net leverage as of December 31, 2021 was as follows:

	as of December 31, 2021
Proportionate, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.)
Total non-recourse property debt	$491,699	5.4
Total non-recourse construction loan debt	167,678	2.4
Notes payable to AIR	534,127	2.1
Cash and restricted cash	(244,582)
Net Leverage	$948,922

•	In December, Aimco closed a preferred equity financing arrangement for $52 million, accruing at a 9.7% interest rate, related to the completion of construction activities at Upton Place.
•

Subsequent to quarter end, Aimco’s joint venture in Fort Lauderdale, Florida secured a $40 million loan ($20.4 million Aimco share) to facilitate the previously announced purchase of three land parcels for $49 million ($25 million Aimco share).

Equity Capital Activities

Subsequent to quarter end, in January, Aimco repurchased 202,400 shares of Aimco Class A Common Stock at a weighted average price of $6.49, at a significant discount to our internally estimated NAV and at an attractive expected risk-adjusted return compared to alternate uses of Aimco capital.

Dividend

Aimco plans to reinvest earnings to facilitate growth and, therefore, does not presently intend to pay a regular quarterly cash dividend.

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add, opportunistic, and alternative investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

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Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado, and Bethesda, Maryland. Our investment platform is managed by experienced real estate professionals based in four regions of the United States: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. The experience and in-depth local market knowledge of the Aimco team is essential to the execution of our mission and realization of our vision.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding its intent, belief, or expectations, including, but not limited to, the statements in this document regarding our expected investment opportunities and our 2022 pipeline investments and projects. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of Aimco that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statement. Important factors, among others, that may affect actual results or outcomes include, but are not limited to: (i) the risk that the 2022 preliminary plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, and (iii) changes in general economic conditions, including as a result of the COVID-19 pandemic. Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

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2022 Plans and Goals:

Aimco’s 2022 plan is an extension of its work in 2021 and supportive of its long-term growth strategy.  Aimco intends to continue to focus on actively managing its development, redevelopment, and lease-up projects; growing its pipeline of accretive real estate investments; and maintaining a sizeable allocation to stabilized operating properties as needed to balance Aimco’s risk profile and provide stable cash flow.

Opportunistic and Value Add Investments

In 2022, Aimco plans to:

•

Complete the construction of Flamingo Point’s North Tower in Miami Beach, Florida and reach stabilized occupancy six months ahead of plan.  The building is 95% leased as of February 25, 2022, with average monthly rental rates more than $900 ahead of target;

•

Reach stabilized occupancy at The Fremont on the Anschutz Medical Campus in Aurora, Colorado (85% leased as of February 25, 2022) and monetize its investments in 707 Leahy in Redwood City, California and Prism in Cambridge, Massachusetts under the terms of the Master Leasing Agreement with AIR Communities;

•

Begin the phased delivery of fully renovated waterfront apartment homes and commence the lease-up of Hamilton on the Bay in Miami, Florida.  Average rental rates in the submarket have increased more than 20% since Aimco acquired the property in Q3 of 2020; and

•

Progress the development of Upton Place in Washington, DC, The Benson Hotel and Faculty Club on the Anschutz Medical Campus in Colorado, and Oak Shore in Corte Madera, California, which are currently on time and on budget.

Aimco will also focus on expanding the opportunities in its pipeline by advancing entitlement and planning for previously identified projects located in Fort Lauderdale, Florida, Miami, Florida, Colorado Springs, Colorado, and Aurora, Colorado that have the potential to include more than 1,700 apartment homes at full build-out.

Additionally, Aimco plans to grow its investment pipeline by sourcing value-add opportunities from within its existing portfolio, through strategic partnerships, and local contacts. Aimco teams are in active discussions and negotiations on prospective opportunities across the country, including:

•

A 9-acre development site (now under contract) located in a high-growth South Florida submarket that could accommodate nearly 1,500 units (or 3 million GSF) at full build out, for a price of approximately $100 million;

•	Joint venture development opportunities in South Florida, San Diego, and Washington, DC submarkets that together could accommodate as many as 2,700 units (or 3 million GSF) at full build out;
•	The lease of a property located in Manhattan’s Upper East Side neighborhood from AIR Communities to develop 41 luxury apartment homes; and
•	The acquisition of just over two acres of land contiguous to an existing Aimco property located in Chicago’s western suburbs.

Stabilized Operating Portfolio

Aimco forecasts to build upon solid 2021 operating results and maintain sufficient cash flow to cover all core overhead.

Financing Activity

In 2022, Aimco plans to remain pre-funded for all investment commitments by utilizing its broad range of available financing options and eliminating the need to issue additional public market equity.  Aimco has no debt maturing in 2022 and will start preparations for 2023 and 2024 debt maturities.

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Team and Community

Aimco will continue to foster a healthy environment of respect and innovation, empowering Aimco human capital to create value and maintain its commitment to the communities in which we work, live, and invest by building apartment communities with conservation and sustainability in mind and giving back by way of Aimco Cares, both in monetary support and through volunteerism.

Shareholder Value

At year end 2022, Aimco estimates its NAV will be approximately $12 per share (assuming stable cap rates and before ascribing any value creation from its current portfolio of opportunistic and value add investments).  Aimco is on track to reach its previously announced NAV target of $15-$16 per share by year end 2025.

*2022 Plans and Goals as previously disclosed and updated with leasing data through February 25, 2022.

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Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
REVENUES:
Rental and other property revenues	$46,722	$38,649	$169,836	$151,451

OPERATING EXPENSES:
Property operating expenses	16,113	15,692	67,613	61,514
Depreciation and amortization	21,648	20,292	84,712	77,965
Impairment	-	15,860	-	15,860
General and administrative expenses [1] [2]	10,588	5,530	33,151	10,469
Total operating expenses	48,349	57,374	185,476	165,808

Interest expense	(14,908)	(8,949)	(52,902)	(27,512)
Mezzanine investment income, net	7,781	7,023	30,436	27,576
Unrealized gains (losses) on interest rate options [3]	(4,099)	3,136	6,509	1,058
Other expenses, net [4]	7,982	(1,341)	13,047	(2,685)
(Loss) income before income taxes	(4,871)	(18,856)	(18,550)	(15,920)
Income tax benefit (expense)	3,689	3,421	13,570	10,149
Net (loss) income	(1,182)	(15,435)	(4,980)	(5,771)
Net income attributable to redeemable noncontrolling interests in consolidated real estate partnership	(50)	108	(91)	457
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnership	(274)	8	(1,136)	4
Net loss (income) attributable to common noncontrolling interests in Aimco Operating Partnership	88	776	297	269
Net (loss) income attributable to Aimco common stockholders	$(1,418)	$(14,543)	$(5,910)	$(5,041)

Net (loss) income attributable to common stockholders per share – basic	$(0.01)	$(0.10)	$(0.04)	$(0.03)
Net (loss) income attributable to common stockholders per share – diluted	$(0.01)	$(0.10)	$(0.04)	$(0.03)

Weighted-average common shares outstanding – basic	149,480	148,549	149,480	148,549
Weighted-average common shares outstanding – diluted	149,480	148,569	149,480	148,569

[1] General and administrative expense includes $1.6 million and $4.6 million of expenses reimbursed to AIR Communities, per agreement upon separation, for consulting services with respect to strategic growth, direction, and advice, in the three and twelve months ended December 31, 2021, respectively

[2] General and administrative expense in the three and twelve months ended December 31, 2020 are represented as a carve-out of Aimco predecessor expenses and are not representative of Aimco’s anticipated expenses.

[3] Unrealized gains (losses) on interest rate options are primarily the quarterly market-to-market adjustment required to mark to fair value Aimco’s interest rate options.

[4] In the three months and twelve months ended December 31, 2021, Aimco earned $5.3 million and $8.0 million of fee income related to specific acquisition and redevelopment services, respectively. The remaining change from the respective prior periods is due primarily to valuation changes for our investments in privately held entities that develop technology related to the real estate industry.

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Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2021	2020
Assets
Buildings and improvements	$1,257,214	$995,116
Land	534,285	505,153
Total real estate	1,791,499	1,500,269
Accumulated depreciation	(561,115)	(495,010)
Net real estate	1,230,384	1,005,259
Cash and cash equivalents	233,374	289,582
Restricted cash	11,208	9,153
Mezzanine investments	337,797	307,362
Right-of-use lease assets	429,768	92,709
Other assets, net	191,570	136,427
Total assets	$2,434,101	$1,840,492

Liabilities and Equity
Non-recourse property debt, net	$483,137	$447,967
Construction loans, net	163,570	—
Notes payable to AIR	534,127	534,127
Total indebtedness	1,180,834	982,094
Deferred tax liabilities	124,747	131,560
Lease liabilities	435,093	86,781
Accrued liabilities and other	97,400	76,703
Total liabilities	1,838,074	1,277,138

Redeemable noncontrolling interests in consolidated real estate partnership	33,794	4,263

Equity:
Common Stock	1,498	1,490
Additional paid-in capital	521,842	515,127
Retained earnings (accumulated deficit)	(22,775)	(16,839)
Total Aimco equity	500,565	499,778
Noncontrolling interests in consolidated real estate partnerships	35,213	31,877
Common noncontrolling interests in Aimco Operating Partnership	26,455	27,436
Total equity	562,233	559,091
Total liabilities and equity	$2,434,101	$1,840,492

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Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
Net Income	$(1,182)	$(4,980)
Adjustments:
Interest expense	14,908	52,902
Income tax benefit	(3,689)	(13,570)
Depreciation and amortization	21,648	84,712
Adjustment related to EBITDAre of unconsolidated partnerships	181	836
EBITDAre	$31,866	$119,900
Net Income attributable to redeemable noncontrolling Interests consolidated real estate partnership	(50)	(91)
Net Income attributable to noncontrolling Interests consolidated real estate partnership	(274)	(1,136)
EBITDAre adjustments attributable to noncontrolling interests	(265)	(320)
Mezzanine investment income, net accrued	(7,781)	(30,436)
Unrealized losses on interest rate options	4,099	(6,509)
Adjusted EBITDAre [1]	$27,595	$81,408
Annualized Adjusted EBITDAre	$110,380

[1] Adjusted EBITDAre increased in the fourth quarter due primarily to higher rental revenue and fee income earned.

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Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)	Weighted Average Stated Interest Rate
Fixed rate loans payable	$431,419	$5,453	$(173)	$436,699	5.8	3.32%
Floating rate loans payable	55,000	—	—	55,000	2.0	1.28%
Total non-recourse property debt [1]	$486,419	$5,453	$(173)	$491,699	5.4	3.09%

Construction loan debt [1] [2]	168,376	—	(698)	167,678	2.4	3.76%
Notes payable to AIR [3] [4]	534,127	—	—	534,127	2.1	5.20%
Cash and restricted cash	(244,582)	—	—	(244,582)
Net Leverage	$944,340	$5,453	$(870)	$948,922

Aimco Share Non-Recourse Property and Construction Loan Debt

	Amortization	Maturities		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q1	$2,288	$—		$2,288	—%	—%
2022 Q2	2,296	—		2,296	—	—
2022 Q3	2,316	—		2,316	—	—
2022 Q4	2,343	—		2,343	—	—
Total 2022	9,243	—		9,243	—	—

2023 Q1	2,370	—		2,370	—	—
2023 Q2	2,379	—		2,379	—	—
2023 Q3	2,400	—		2,400	—	—
2023 Q4	2,427	55,000		57,427	8.34%	1.28%
Total 2023	9,576	55,000		64,576	8.34%	1.28%

2024	7,552	249,618	[4]	257,170	37.86%	3.53%
2025	7,837	—		7,837	—	—
2026	6,653	75,519		82,172	11.45%	3.10%
2027	4,482	89,518		94,000	13.58%	3.57%
2028	3,160	—		3,160	—	—
2029	2,366	30,158		32,524	4.57%	4.08%
2030	2,370	—		2,370	—	—
Thereafter	1,818	104,507		106,325	15.85%	3.20%
Total Aimco Share	$55,057	$604,320		$659,377

[1] Consolidated total non-recourse property debt and construction loan debt excludes $8.1 million of deferred financing costs.

[2] Aimco’s construction loan debt consists of floating rate loans.

[3] The notes payable to AIR are fixed rate notes.

[4] Additionally, in January 2024 the term matures for the $534 million, 5.2% fixed rate, notes payable to AIR.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

December 31, 2021
Class A Common Stock Outstanding	149,818
Participating unvested restricted stock	1,963
Dilutive options, share equivalents, and non-participating unvested restricted stock	560
Total shares and dilutive share equivalents	152,341
Common Partnership Units and equivalents outstanding	8,092
Total shares, units and dilutive share equivalents	160,433

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Supplemental Schedule 3

Aimco Portfolio

(unaudited)

	Number of Properties	Number of Apartment Homes [3]	Aimco Share of Apartment Homes
Consolidated
Stabilized Operating Properties	24	6,067	6,038
Other Real Estate [1]	2	58	58
Development and Redevelopment - Owned [2]	4	991	917
Development and Redevelopment - Leased	5	889	889
Total Consolidated	35	8,005	7,902
Unconsolidated	4	142	72
Total Portfolio	39	8,147	7,974

[1] Other Real Estate includes 1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida and Eldridge Townhomes, located adjacent to Elm Creek Apartments in Elmhurst, Illinois, which was acquired in 3Q 2021.

[2] Development and Redevelopment – Owned includes the three Aimco Owned properties listed on Supplemental Schedule 5 of this release and Flying Horse, developable land in Colorado Springs, Colorado that was acquired in 3Q 2021. The number of apartment homes includes 26 homes currently on the land assemblage adjacent to Hamilton on the Bay.

[3] Number of apartment homes includes all current apartments and those authorized for development, it does not include office, retail, or hotel units.

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Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2021	December 31, 2021

Capital Replacements and Casualty	$2,650	$11,297
Property Upgrades	167	1,415
Development and Redevelopment	52,554	214,785
Total Capital Additions [1]	$55,371	$227,497

[1] Fourth quarter 2021 total capital additions includes $42.8 million of Direct Capital Investment and certain other costs capitalized in accordance with GAAP.

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Supplemental Schedule 5

Aimco Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

					Direct Capital Investment
	Location	Number of units approved for development or redevelopment	Leased or Pre-Leased	Leasehold Value	Planned	To-Date	Remaining	Expected / Actual Initial Occupancy [3]	Expected / Actual Stabilized Occupancy [3]	Expected / Actual NOI Stabilization [3][4]
Aimco Owned [1]
The Benson Hotel and Faculty Club	Aurora, CO	106	—	—	$70.0	$32.1	$37.9	1Q 2023	2Q 2025	4Q 2026
Upton Place [2]	Washington, D.C.	689	—	—	260.0	66.4	193.6	4Q 2023	4Q 2025	4Q 2026
The Hamilton (aka Hamilton on the Bay)	Miami, FL	276	—	—	92.4	49.3	43.1	2Q 2022	1Q 2023	3Q 2024
Subtotal		1,071		$—	$422.4	$147.8	$274.6

Leased Properties
Flamingo Point North Tower	Miami Beach, FL	366	83%	$240.0	$63.5	$50.2	$13.3	3Q 2021	3Q 2022	4Q 2023
707 Leahy	Redwood City, CA	110	97%	79.1	—	—	—	1Q 2020	3Q 2021	1Q 2023
The Fremont	Aurora, CO	253	83%	89.0	0.3	0.3	—	2Q 2020	3Q 2022	4Q 2023
Prism	Cambridge, MA	136	96%	60.9	4.5	4.2	0.3	1Q 2021	4Q 2021	1Q 2023
Oak Shore	Corte Madera, CA	24	—	6.1	47.1	4.1	43.0	3Q 2023	2Q 2024	2Q 2025
Subtotal		889		$475.1	$115.4	$58.8	$56.6

Total [5]		1,960		$475.1	$537.8	$206.6	$331.2

Estimated Size of Portfolio in Active Development and Redevelopment [6]				$1,012.9

[1] Aimco Owned properties does not list the Flying Horse land which is being planned for development.
[2] Planned Direct Capital Investment for Upton Place at Aimco's 90% share is $234 million.
[3] Delivery timing and stabilization is subject to change and is based on the best estimate at this time.

[4] The weighted average expected stabilized NOI yield on total expected Direct Capital Investment plus Leasehold Value (when applicable) for the developments and redevelopments presented in expected to be 6.3%.

[5] Aimco's Development and Redevelopment properties contributed an incremental $10.9 million of revenue and $4.0 million of NOI for the year ended December 31, 2021 over the prior year.
[6] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.

Fourth Quarter 2021 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

4Q 2021 v. 4Q 2020			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2021	4Q 2020	Growth	4Q 2021	4Q 2020	Growth	4Q 2021	4Q 2020	Growth	4Q 2021	4Q 2021	4Q 2020	4Q 2021	4Q 2020

Central Region	7	1,562	$8,963	$8,116	10.4%	$2,519	$3,048	(17.4%)	$6,444	$5,068	27.2%	71.9%	98.9%	96.2%	$1,934	$1,801
Northeast	8	2,869	15,991	14,529	10.1%	4,798	4,517	6.2%	11,193	10,012	11.8%	70.0%	98.8%	98.0%	1,881	1,723
Southeast	4	1,047	6,555	5,824	12.6%	1,721	1,938	(11.2%)	4,834	3,886	24.4%	73.7%	99.0%	95.8%	2,109	1,935
West Coast	4	549	4,115	4,008	2.7%	1,042	1,110	(6.1%)	3,073	2,898	6.0%	74.7%	97.2%	95.1%	2,569	2,560

Total	23	6,027	$35,624	$32,477	9.7%	$10,080	$10,613	(5.0%)	$25,544	$21,864	16.8%	71.7%	98.7%	96.9%	$1,996	$1,854

4Q 2021 v. 3Q 2021			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2021	3Q 2021	Growth	4Q 2021	3Q 2021	Growth	4Q 2021	3Q 2021	Growth	4Q 2021	4Q 2021	3Q 2021	4Q 2021	3Q 2021

Central Region	7	1,562	$8,963	$8,606	4.1%	$2,519	$3,145	(19.9%)	$6,444	$5,461	18.0%	71.9%	98.9%	97.1%	$1,934	$1,891
Northeast	8	2,869	15,991	15,498	3.2%	4,798	4,929	(2.7%)	11,193	10,569	5.9%	70.0%	98.8%	98.2%	1,881	1,834
Southeast	4	1,047	6,555	6,388	2.6%	1,721	2,111	(18.5%)	4,834	4,277	13.0%	73.7%	99.0%	98.3%	2,109	2,069
West Coast	4	549	4,115	4,085	0.7%	1,042	1,059	(1.6%)	3,073	3,026	1.6%	74.7%	97.2%	96.9%	2,569	2,559

Total	23	6,027	$35,624	$34,577	3.0%	$10,080	$11,244	(10.4%)	$25,544	$23,333	9.5%	71.7%	98.7%	97.8%	$1,996	$1,955

4Q 2021 YTD v. 4Q 2020 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2021 YTD	4Q 2020 YTD	Growth	4Q 2021 YTD	4Q 2020 YTD	Growth	4Q 2021 YTD	4Q 2020 YTD	Growth	4Q 2021 YTD	4Q 2021 YTD	4Q 2020 YTD	4Q 2021 YTD	4Q 2020 YTD

Central Region	7	1,562	$34,210	$32,742	4.5%	$11,555	$11,111	4.0%	$22,655	$21,631	4.7%	66.2%	97.7%	95.3%	$1,869	$1,833
Northeast	8	2,869	60,822	58,199	4.5%	19,684	18,799	4.7%	41,138	39,400	4.4%	67.6%	98.1%	97.2%	1,801	1,739
Southeast	4	1,047	24,838	23,469	5.8%	7,898	7,571	4.3%	16,940	15,898	6.6%	68.2%	98.2%	95.7%	2,013	1,952
West Coast	4	549	16,315	16,350	(0.2%)	4,296	4,194	2.4%	12,019	12,156	(1.1%)	73.7%	96.3%	95.8%	2,571	2,591

Total	23	6,027	$136,185	$130,760	4.1%	$43,433	$41,675	4.2%	$92,752	$89,085	4.1%	68.1%	97.9%	96.3%	$1,924	$1,877

Excluded from the tables above is one, 40-unit apartment community that Aimco’s ownership includes a partnership share.

Fourth Quarter 2021 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (unaudited)

As of December 31, 2021

Acquisitions
Land Acquisitions	Location	Purchase Price	Acres	Closing Date
Benson Hotel and Faculty Club	Aurora, CO	$6.2	1.5	February 2021
Hamilton on the Bay Land Assemblage	Miami, FL	19.3	1.0	June/July 2021
Flying Horse	Colorado Springs, CO	4.1	7.5	September 2021
Total Land Acquisitions		$29.6	10.0

Apartment Acquisitions	Location	Purchase Price	Apartment Homes	Closing Date
Eldridge Townhomes	Elmhurst, IL	40.0	58	August 2021
Total Apartment Acquisitions		$40.0	58

Total Acquisitions		$69.6

Leased Communities
	Location	Valuation for Leasehold	Apartment Homes	Closing Date
Flamingo Point North Tower	Miami Beach, FL	$240.0	366	January 2021
707 Leahy	Redwood City, CA	79.1	110	January 2021
The Fremont	Aurora, CO	89.0	253	January 2021
Prism	Cambridge, MA	60.9	136	January 2021
Oak Shore [1]	Corte Madera, CA	6.1	24	June 2021
Total Leases [2]		$475.1	889

[1] Vacant land at time of lease on which Aimco is constructing 16 single family homes plus eight accessory dwelling units for a total of 24 homes.
[2] The annualized lease payments for these leases totals $26 million.

Fourth Quarter 2021 Earnings Release and Supplemental Schedules | 18

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93.1% of the legal interest in the common partnership units of the Aimco OP and 95.0% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships, EBITDAre adjustments attributable to noncontrolling interests, and the amount of unrealized gains recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•	the amount of interest income recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments that was accrued but not paid during the quarter.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments includes the $275 million mezzanine loan, and associated accrued interest, made by Aimco to a partnership owning Parkmerced Apartments, located in southwest San Francisco. For more information regarding this investment see Aimco’s SEC Form 10-K filed for the period ended December 31, 2021.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

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Segment NOI Reconciliation	Three Months Ended (in thousands)
	December 31, 2021		December 31, 2020
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$46,722	$16,113	$38,649	$15,692

Adjustment: Utilities reimbursement	(1,542)	(1,542)	(897)	(897)

Adjustment: Non-stabilized and other amounts not allocated [2]	(9,556)	(4,490)	(5,275)	(4,182)

Total Stabilized Operating (per Schedule 6)	$35,624	$10,080	$32,477	$10,613

Segment NOI Reconciliation	Twelve Months Ended (in thousands)
	December 31, 2021		December 31, 2020
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$169,836	$67,613	$151,451	$61,514

Adjustment: Utilities reimbursement	(3,022)	$(3,022)	(2,163)	(2,163)

Adjustment: Non-stabilized and other amounts not allocated [2]	(30,629)	(21,158)	(18,528)	(17,676)

Total Stabilized Operating (per Schedule 6)	$136,185	$43,433	$130,760	$41,675
[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2021 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building.

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